SUMMARY OF PRINCIPAL TERMS OF ORAL AGREEMENT BY AND BETWEEN
RON PAUGH AND FREZER INC. Dated February 1, 2006

1.

Ron Paugh shall assist Frezer, Inc. in identifying professionals who may be able to assist Frezer Inc. in developing an overall marketing and public relations campaign aimed at branding and public awareness.

2.

As consideration to Ron Paugh for entering into this agreement, Frezer Inc. Ron Paugh shall receive 25,000 shares of common stock.

3.

A legend shall be placed on the certificate that evidences the shares of common stock issued to Ron Paugh pursuant to this agreement stating that the shares of common stock have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the shares of common stock.